105 Carnegie Center Princeton, NJ 08540

FOR IMMEDIATE RELEASE

CONTACT:	Barak Bar-Cohen, RCN Public Relations, (609) 734-3812 Jim Downing, RCN Investor and Public Relations, (609) 734-3718

RCN PROMOTES PATRICK T. HOGAN TO EXECUTIVE VICE PRESIDENT

PRINCETON, NJ, November 21, 2003 — RCN Corporation (Nasdaq: RCNC) today announced the promotion of Patrick T. Hogan to Executive Vice President and Principal Financial Officer. Prior to joining RCN as a Senior Vice President of Finance in April 2003, Mr. Hogan served as a Chief Financial Officer at Alexander’s Inc., and Vornado Operating Company.

RCN also announced the promotion of Blair Worrall to Vice President of Accounting, reporting directly to Mr. Hogan and replacing Mary Young, who will be leaving the company early next year to pursue other opportunities. Mr. Worrall previously served as the Company’s head of Internal Audit, and his role will be filled by Devang Gunderia, who has been promoted to Director of Internal Audit.

About RCN Corporation

RCN Corporation (Nasdaq: RCNC) is the nation’s first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington, D.C. metropolitan markets.

# # #